Mueller Industries, Inc. Reports First Quarter 2021 Earnings

COLLIERVILLE, Tenn., April 20, 2021 -- Mueller Industries, Inc. (NYSE: MLI) announces 2021 first quarter results. (All comparisons are to the prior year quarter.)
•Operating income of $92.5 million versus $59.3 million
•Net income of $63.1 million versus $32.4 million
•Net sales of $818.1 million versus $602.9 million
•EPS of $1.11 versus $0.57 per share

Financial and Operating Highlights:
•Average COMEX copper for the first quarter was $3.86 per pound, a 50 percent increase over the first quarter of last year.
•The increase in net sales was attributable to unit sales growth across most of our businesses, recent acquisitions and the influence of the higher copper prices. The price of copper is largely passed through and as such, impacts selling prices in many of our businesses.
•Selling, general, and administrative expense was $45.4 million for the quarter, which included $2.7 million of incremental expense from recently acquired businesses, compared to $42.8 million in the prior year quarter.
•We recorded a $1.6 million loss on our investment in Tecumseh Products Company for the quarter, compared to a $6.3 million loss recorded during the prior year period.
•During the quarter, we closed on our previously announced acquisition of the Hart & Cooley Flexible Duct business.
•At quarter-end, cash on hand was $129.9 million, our debt to total capitalization was 31 percent, and the current ratio was 2.2 to 1.

Regarding the state of the Company and outlook, Greg Christopher, Mueller's CEO said:
“Our performance in the first quarter falls in line with our 2020 year-end expectations. Most economies in which we operate continue to improve, as restrictions imposed in response to the pandemic are being lifted. The increased availability of vaccines, the significant flow of money into global economies, and the potential of a U.S. infrastructure bill, strengthen this positive outlook.”

Mueller Industries, Inc. (NYSE: MLI) is an industrial corporation whose holdings manufacture vital goods for important markets such as air, water, oil and gas distribution; climate comfort; food preservation; energy transmission; medical; aerospace; and automotive. It includes a network of companies and brands throughout North America, Europe, Asia, and the Middle East.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings. The words “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” “encourage,” “anticipate,” “appear,” and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT
Jeffrey A. Martin
(901) 753-3226

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Quarter Ended
(In thousands, except per share data)	March 27, 2021	March 28, 2020

Net sales	$818,148	$602,919

Cost of goods sold	668,418	508,715
Depreciation and amortization	11,755	11,039
Selling, general, and administrative expense	45,435	42,752
Asset impairments	—	3,035
Litigation settlement, net	—	(21,933)

Operating income	92,540	59,311

Interest expense	(4,469)	(5,379)
Other income, net	577	278

Income before income taxes	88,648	54,210

Income tax expense	(21,761)	(14,144)
Loss from unconsolidated affiliates, net of foreign tax	(1,649)	(6,115)

Consolidated net income	65,238	33,951

Net income attributable to noncontrolling interests	(2,131)	(1,536)

Net income attributable to Mueller Industries, Inc.	$63,107	$32,415

Weighted average shares for basic earnings per share	55,916	55,875
Effect of dilutive stock-based awards	756	583

Adjusted weighted average shares for diluted earnings per share	56,672	56,458

Basic earnings per share	$1.13	$0.58

Diluted earnings per share	$1.11	$0.57

Dividends per share	$0.13	$0.10

Summary Segment Data:

Net sales:
Piping Systems Segment	$547,748	$385,013
Industrial Metals Segment	164,852	131,202
Climate Segment	111,026	93,272
Elimination of intersegment sales	(5,478)	(6,568)

Net sales	$818,148	$602,919

Operating income:
Piping Systems Segment	$67,098	$36,676
Industrial Metals Segment	18,847	11,182
Climate Segment	17,335	13,014
Unallocated expenses	(10,740)	(1,561)

Operating income	$92,540	$59,311

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(In thousands)	March 27, 2021	December 26, 2020
ASSETS
Cash and cash equivalents	$129,876	$119,075
Accounts receivable, net	447,492	357,532
Inventories	365,457	315,002
Other current assets	43,710	33,752

Total current assets	986,535	825,361

Property, plant, and equipment, net	384,853	376,572
Operating lease right-of-use assets	28,494	29,301
Other assets	298,447	297,334

Total assets	$1,698,329	$1,528,568

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of debt	$106,164	$41,283
Accounts payable	177,174	147,741
Current portion of operating lease liabilities	6,567	6,259
Other current liabilities	154,583	144,360

Total current liabilities	444,488	339,643

Long-term debt	286,576	286,593
Pension and postretirement liabilities	25,468	26,841
Environmental reserves	21,322	21,256
Deferred income taxes	17,127	16,842
Noncurrent operating lease liabilities	20,832	21,602
Other noncurrent liabilities	14,503	14,731

Total liabilities	830,316	727,508

Total Mueller Industries, Inc. stockholders’ equity	841,146	776,745
Noncontrolling interests	26,867	24,315

Total equity	868,013	801,060

Total liabilities and equity	$1,698,329	$1,528,568

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Quarter Ended
(In thousands)	March 27, 2021	March 28, 2020

Cash flows from operating activities
Consolidated net income	$65,238	$33,951
Reconciliation of consolidated net income to net cash (used in) provided by operating activities:
Depreciation and amortization	11,775	11,119
Stock-based compensation expense	2,109	1,985
Provision for doubtful accounts receivable	1,631	1,100
Loss from unconsolidated affiliates	1,649	6,115
(Gain) loss on disposals of properties	(936)	32
Impairment charges	—	3,035
Deferred income tax expense	142	213
Changes in assets and liabilities, net of effects of businesses acquired:
Receivables	(89,972)	(46,291)
Inventories	(45,590)	17,450
Other assets	1,230	8,010
Current liabilities	33,941	(10,821)
Other liabilities	(3,703)	(1,643)
Other, net	(95)	3,796

Net cash (used in) provided by operating activities	(22,581)	28,051

Cash flows from investing activities
Capital expenditures	(9,227)	(17,094)
Acquisition of businesses, net of cash acquired	(14,029)	(15,407)
Proceeds from sales of properties	1,730	—

Net cash used in investing activities	(21,526)	(32,501)

Cash flows from financing activities
Repurchase of common stock	—	(5,574)
Issuance of debt	100,000	110,000
Repayments of debt	(35,288)	(20,572)
Issuance of debt by consolidated joint ventures, net	45	189
Net cash received to settle stock-based awards	221	464

Net cash provided by financing activities	64,978	84,507

Effect of exchange rate changes on cash	784	(6,135)

Increase in cash, cash equivalents, and restricted cash	21,655	73,922
Cash, cash equivalents, and restricted cash at the beginning of the period	127,376	98,042

Cash, cash equivalents, and restricted cash at the end of the period	$149,031	$171,964